Contact: Anne-Marie Megela	Exhibit 99.2
Senior Director, Investor Relations
1.800.2GEVITY (1.800.243.8489), x4672
annemarie.megela@gevityhr.com

GEVITY’S FIRST QUARTER FULLY DILUTED
EPS DOUBLED TO $0.24

•	Operating income increased by 163%

•	Operating income per paid employee increased nearly 125%

•	Integration of second acquired portfolio progressing seamlessly

•	Earnings per share guidance narrowed to a range of $1.05 to $1.10 from a range of $0.98 to $1.10

BRADENTON, FL, April 22, 2004 - Gevity (NASDAQ: GVHR) announced today earnings per common share of $0.24 for the first quarter ended March 31, 2004 on 26.8 million fully diluted common shares, compared to $0.12 for the first quarter of 2003 on 21.8 million fully diluted common shares.

Financial Highlights

First quarter results include the full effect of the company’s client portfolio acquisition of TeamStaff. The results also include a fractional contribution of the EPIX portfolio acquisition that closed on March 26, 2004.

For the first quarter of 2004, revenues increased 22.5% to $125.9 million compared to $102.8 million for the first quarter of 2003. Cost of services increased 15.5% to $90.1 million from $78.0 million in the first quarter of 2003. Gross profit increased 44.4% to $35.8 million from $24.8 million for the same period in 2003. Operating expenses, excluding depreciation and amortization, increased 25.5% to $24.4 million for the first quarter of 2004 compared to $19.5 million in the first quarter of 2003 and operating income increased by 163.0% to $9.2 million from $3.5 million. As a result, net income increased to $6.4 million in the first quarter of 2004 from $2.6 million in the first quarter of 2003, or 144.8%.

Statistical Highlights

For the first quarter of 2004, annualized average wages per paid employee increased by 3.9% from $30,569 to $31,759. Annualized professional service fees per paid employee increased by 7.8% to $1,101 in the first quarter of 2004 from $1,021 in the first quarter of 2003. Annualized gross profit per paid employee increased to $1,388 from $1,127 year over year, or 23.2%. Annualized operating expenses, excluding depreciation and amortization, per paid employee for the first quarter of 2004 totaled $947, which is an increase of 7.0% from $885 in 2003. Annualized operating income per paid employee increased 124.5% from $159 in the first quarter of 2003 to $357 in the first quarter of 2004. Annualized statistical

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information is based upon actual first quarter amounts, which have been annualized and then divided by the average number of client employees paid by month.

Other Quarter Highlights

•	On March 26, 2004, the company acquired the HR outsourcing portfolio of privately held EPIX Holdings Corporation of Tampa, Florida for $36.0 million in cash. The immediately accretive acquisition added approximately 2,100 new clients and approximately 30,000 new client employees to Gevity’s portfolio. The transaction leverages the extra capacity of Gevity’s infrastructure and helps the company to expand its reach into the key markets of New York and New Jersey. In connection with the EPIX acquisition, Gevity obtained a new $35.0 million unsecured revolving credit line with Bank of America, N.A. The company borrowed $20.0 million under this facility to partially fund the purchase price.

•	On March 11, 2004, the company’s Board of Directors declared a quarterly dividend of $0.06 per common share to all shareholders of record as of April 15, 2004 to be paid on April 30, 2004. This represents a 20% increase over the previously paid quarterly dividend of $0.05 per common share that has been paid since April 2001.

Range of Full Year Earnings Per Share Guidance Narrowed

Based on first quarter results and on anticipated performance for the remainder of the year, the company said it is narrowing its full year 2004 earnings guidance to a range of $1.05 to $1.10 per fully diluted common share from the previously announced range of $0.98 to $1.10. Gevity expects a dilutive impact of $0.05 earnings per fully diluted common share for the full year from Gevity’s common stock offering, also announced today. The dilutive impact of this offering is not reflected in the company’s $1.05 — $1.10 full year 2004 guidance.

Erik Vonk, Gevity’s Chairman and Chief Executive Officer commented, “I am pleased to report another period of strong profitable growth. The TeamStaff client portfolio, which we acquired last fall, was fully assimilated into Gevity’s book of business by the start of the year and has contributed to our first quarter progress as planned. That allowed us to pursue and successfully conclude the acquisition of EPIX’s client portfolio. The assimilation of this new portfolio into our system is moving along seamlessly.” Mr. Vonk continued, “We are optimistic about continuing the momentum that we have established. Our efforts will focus on achieving further penetration of our existing markets, increasing the client utilization of our services, increasing the productivity of our sales force, entering new geographical markets and increasing the awareness of the positive impact of our services on small and medium-sized businesses. We may also pursue strategic acquisitions as opportunities arise.”

Gevity will discuss first quarter 2004 results and additional outlook during a live conference call and web cast today at 10:30 a.m. Eastern Time. To participate in the call, dial 877-817-7170 and ask for the Gevity conference call. Allow five to ten minutes before 10:30 a.m. Eastern time to secure the line. To listen to the call via the Web, log on at http://www.firstcallevents.com/service/ajwz402580456gf12.html. Allow five to ten minutes

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before 10:30 a.m. Eastern time to register. (Minimum requirements to listen to broadcast: The Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia/EN/default.asp, and at least a 28.8 KBPS connection to the Internet. If you experience problems listening to the broadcast, send an email to isproducers@prnewswire.com.) If you are unable to listen to the live call, audio will be archived on the Gevity web site. To access the replay, click on www.gevityhr.com. Approximately one week after the call, a transcript of this conference call will also be available on the company’s web site.

About Gevity

Gevity is a leading provider of comprehensive human capital management solutions to small and medium-sized businesses in the United States. We have developed a fully-integrated human capital management solution that allows us to effectively become the “in-sourced” human resource department for our clients and creates value for our clients by helping them to find, develop and retain talent, manage all human resource related paperwork, and protect their business from employment-related risks. We provide employee recruitment and development assistance, payroll and benefits administration, workers’ compensation insurance, health, welfare and retirement plans, and employment-related regulatory guidance. We deliver our solutions through a combination of highly-skilled human resource consultants and our scalable, web-enabled technology platform.

A copy of this press release can be found on the company’s Web site at www.gevityhr.com.

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), Gevity HR, Inc. (“Gevity” or the “Company”) is hereby providing cautionary statements identifying important factors that could cause the Company’s actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of the Company herein, in other filings made by the Company with the Securities and Exchange Commission, in press releases or other writings, including in electronic form on its internet web site(s), or orally, whether in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as “will result,” “are expected to,” “anticipated,” “plans,” “intends,” “will continue,” “estimated,” and “projection”) are not historical facts and may be forward-looking and, accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. These factors are described in further detail in the Company’s Annual Report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company cautions that these factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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GEVITY HR, INC.
CONSOLIDATED STATEMENTS OF INCOME — NET REVENUE REPORTING
(in thousands, except per share data, unaudited)

	For the Three Months
	Ended March 31,
	2004	2003
Revenues	$125,912	$102,770
Cost of services	90,122	77,992

Gross profit	35,790	24,778

Operating expenses:
Salaries, wages, and commissions	16,278	12,528
Other general and administrative	8,128	6,926
Depreciation and amortization	2,180	1,824

Total operating expenses	26,586	21,278

Operating income	9,204	3,500
Interest income, net	286	400
Other non-operating income (expense), net	10	(19)

Income before income taxes	9,500	3,881
Income tax provision	3,135	1,281

Net income	6,365	2,600
Non-cash charges attributable to beneficial conversion feature and accretion of redemption value of convertible, redeemable preferred stock	94	—
Preferred stock dividend	321	—

Net income attributable to common shareholders	$5,950	$2,600

Net income per common share
Basic	$0.31	$0.12

Diluted	$0.24	$0.12

Weighted average common shares outstanding
Basic	19,320	20,824
Diluted	26,772	21,813

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GEVITY HR, INC.
SELECTED BALANCE SHEET ITEMS
(in thousands)

	As of	As of
	March 31, 2004	December 31, 2003
	(unaudited)	(audited)
Unrestricted cash and cash equivalents, certificates of deposit, & marketable securities	$32,321	$44,682
Restricted cash and cash equivalents, certificates of deposit, & marketable securities	$107,803	$107,326
Accounts receivable from unbilled revenues	$126,349	$95,225
Accounts receivable (billed, net of allowance for doubtful accounts)	$1,238	$5,604
Workers’ compensation receivable, net — Short-term	$11,734	$11,734
Workers’ compensation receivable, net — Long-term	$27,336	$12,621
Property and equipment, net	$11,679	$12,253
Total assets	$388,856	$321,564
Accrued workers’ compensation insurance premium — Short-term	$11,516	$11,838
Accrued workers’ compensation insurance premium — Long-term	$59,280	$59,280
Debt	$20,000	$—
Total liabilities	$288,423	$228,630
Series A Convertible, Redeemable Preferred Stock (net of discounts of $29,352 and $29,446, respectively)	$648	$554
Shareholders’ equity	$99,785	$92,380

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GEVITY HR, INC.
STATISTICAL DATA
(unaudited)

	1st Quarter	1st Quarter	Percentage
	2004	2003	Change
Client employees at period end	138,507	89,874	54.1%
Clients at period end (1)	10,145	6,705	51.3%
Average number of client employees/clients at period end	13.7	13.4	2.2%
Average number of client employees paid by month (2)	103,107	87,945	17.2%
Number of workers’ compensation claims	1,365	1,331	2.6%
Frequency of workers’ compensation claims per one million dollars of workers’ compensation wages	1.79x	2.00x	-10.5%
Client employee health benefits plan participation	37%	38%	-2.6%
Annualized average wage per average client employees paid by month (3)	$31,759	$30,569	3.9%
Annualized professional service fees per average number of client employees paid by month (3), (4)	$1,101	$1,021	7.8%
Workers’ compensation billing per one hundred dollars of total wages	$3.10	$3.44	-9.9%
Workers’ compensation manual premium per one hundred dollars of workers’ compensation wages (5)	$3.80	$4.16	-8.7%
Workers’ compensation cost rate per one hundred dollars of total wages	$2.20	$3.29	-33.1%
Annualized total gross profit per average number of client employees paid by month (3)	$1,388	$1,127	23.2%
Annualized operating expense excluding depreciation and amortization per average number of client employees paid by month (3)	$947	$885	7.0%
Annualized operating income per average number of client employees paid by month (3)	$357	$159	124.5%

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(1)	Client accounts as measured by separate payroll cycles.

(2)	The average number of client employees paid by month is calculated based upon the sum of the number of paid client employees at the end of each month divided by the number of months in the period.

(3)	Annualized statistical information is based upon actual quarter-to-date amounts which have been annualized (divided by 3 and multiplied by 12) and then divided by the average number of client employees paid by month.

(4)	The annualized professional service fees is based upon information from the following table (in thousands):

	1st Quarter	1st Quarter
	2004	2003
Revenues:
Professional service fees	$28,387	$22,440
Employee health and welfare benefits	65,370	52,469
Worker’s compensation	25,352	23,142
State unemployment taxes and other	6,803	4,719

Total revenues	$125,912	$102,770

(5)	Manual premium rate data is derived from tables of AIG in effect for 2004 and 2003, respectively.

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